EXHIBIT 3.1

                                 AMENDMENTS TO
                             AMENDED AND RESTATED
                        CERTIFICATE OF INCORPORATION OF
                            SEALED AIR CORPORATION

                              Filed: July 20, 1999

I.  ARTICLE SEVENTH HAS BEEN AMENDED TO READ IN ITS ENTIRETY AS
FOLLOWS:

         SEVENTH: In furtherance, and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

                  A. To adopt, amend or repeal the by-laws of the Corporation;

                  B. To authorize and cause to be executed mortgages and liens, with or without limit as to amount, upon the real and personal property of the Corporation;

                  C. To authorize the guaranty by the Corporation of securities, evidences of indebtedness and obligations of other persons, corporations and business entities; and

                  D. By resolution adopted by a majority of the whole board, to designate one or more committees, each committee to consist of two or more of the directors of the Corporation, which, to the extent provided in the resolution, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation and may authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The members of any such committee present at any meeting and not disqualified from voting may, whether or not they constitute a quorum, unanimously appoint another member of the Board of Directors to act at the meeting in the place of any absent or disqualified member.

All corporate powers of the Corporation shall be exercised by the Board of Directors except as otherwise provided herein or by law.

II. ARTICLE FIFTEENTH HAS BEEN AMENDED TO READ IN ITS ENTIRETY AS FOLLOWS:

         FIFTEENTH: Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Amended and Restated Certificate of


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Incorporation to elect additional directors under specific circumstances, whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action, the meeting and vote of stockholders may be dispensed with if a written consent to such corporate action is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted; provided that prompt notice must be given to all stockholders of the taking of corporate action without a meeting and by less than unanimous written consent.

III. ARTICLE SIXTEENTH HAS BEEN AMENDED TO READ IN ITS ENTIRETY AS FOLLOWS:

         SIXTEENTH: Each director, other than those who may be elected by the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Amended and Restated Certificate of Incorporation, shall hold office until a successor is elected at the next succeeding annual meeting of stockholders and qualified or until such director's earlier resignation or removal. Regardless of the foregoing sentence, in the case of directors designated as Class I directors elected at the annual meeting of stockholders held in 1999, such directors shall hold office until a successor is elected at the annual meeting of stockholders held in 2002 and qualified or until such director's earlier resignation or removal, and in the case of directors designated as Class III directors prior to the annual meeting of stockholders held in 1999, such directors shall hold office until a successor is elected at the annual meeting of stockholders held in 2001 and qualified or until such director's earlier resignation or removal.